Exhibit 99.14

Section E “The Québec Government’s debt” from “Budget 2015-2016 – The Québec Economic Plan”, March 26, 2015

Section E

THE QUÉBEC GOVERNMENT’S DEBT

1.	Debt			E.3

	1.1	Gross debt		E.4

	1.2	Net debt		E.11

	1.3	Debt representing accumulated deficits		E.12

	1.4	Debt reduction objectives		E.13

	1.5	Public sector debt		E.15

	1.6	Comparison of the debt of governments in Canada		E.16

2.	Financing and debt management			E.19

	2.1	Financing program		E.19

	2.2	Financing strategy		E.21

		2.2.1	Diversification by market	E.21

		2.2.2	Diversification by instrument	E.22

		2.2.3	Diversification by maturity	E.23

	2.3	Pre-financing		E.25

	2.4	Yield		E.26

	2.5	Debt management		E.27

	2.6	Borrowings contracted		E.29

3.	Information on the retirement plans and on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec			E.33

	3.1	Retirement plans		E.33

		3.1.1	Retirement plans liability	E.35

		3.1.2	Retirement Plans Sinking Fund	E.38

	3.2	Generations Fund		E.43

E.1

	3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances		E.44

		3.3.1	Retirement Plans Sinking Fund	E.44

		3.3.2	Generations Fund	E.46

		3.3.3	Accumulated Sick Leave Fund	E.47

	3.4	Interest on the retirement plans liability		E.49

4.	Credit ratings			E.51

	4.1	The Québec government’s credit ratings		E.51

	4.2	Comparison of the credit ratings of the Canadian provinces		E.58

E.2

1.	DEBT

Several concepts of debt are used to measure a government’s indebtedness. The following table presents data on Québec’s debt according to three concepts, i.e. gross debt, net debt and debt representing accumulated deficits.

TABLE E.1

Debt of the Québec government as at March 31

(millions of dollars)

	2014	2015	P	2016	P	2017	P	2018	P	2019	P	2020	P
GROSS DEBT(1)	197 098	206 185		210 468		214 089		216 538		218 490		219 750

As a % of GDP	54.3	54.9		54.0		53.1		51.9		50.7		49.4

Less: Financial assets, net of other liabilities	–15 837	–15 783		–17 466		–20 059		–23 471		–27 024		–30 380

NET DEBT	181 261	190 402		193 002		194 030		193 067		191 466		189 370

As a % of GDP	50.0	50.7		49.5		48.1		46.3		44.5		42.6

Less: Non-financial assets	–61 372	–65 616		–69 802		–73 066		–74 868		–76 352		–77 702

DEBT REPRESENTING ACCUMULATED DEFICITS	119 889	124 786		123 200		120 964		118 199		115 114		111 668

As a % of GDP	33.0	33.2		31.6		30.0		28.4		26.7		25.1

P:	Preliminary results for 2015 and forecasts for subsequent years.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

E.3

1.1	Gross debt

The gross debt represents the amount of debt issued on financial markets and the net liabilities in respect of the retirement plans and future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

As at March 31, 2015, the gross debt should stand at $206 185 million, or 54.9% of GDP. As of 2015-2016, the ratio of gross debt to GDP is expected to gradually decline. It should stand at 49.4% as at March 31, 2020.

TABLE E.2

Gross debt as at March 31

(millions of dollars)

	2014	2015	P	2016	P	2017	P	2018	P	2019	P	2020	P

Consolidated direct debt(1)	174 085	184 975		190 478		196 189		201 679		207 296		212 892

Plus: Net retirement plans liability	28 537	28 018		28 505		28 691		28 447		27 867		26 977

Plus: Net employee future benefits liability	135	104		72		32		—		—		—

Less: Generations Fund	–5 659	–6 912		–8 587		–10 823		–13 588		–16 673		–20 119

GROSS DEBT(1)	197 098	206 185		210 468		214 089		216 538		218 490		219 750

As a % of GDP	54.3	54.9		54.0		53.1		51.9		50.7		49.4

P:	Preliminary results for 2015 and forecasts for subsequent years.
(1)	The consolidated direct debt and the gross debt exclude pre-financing.

E.4

Retirement plans liability

The net retirement plans liability, which is included in the gross debt, is calculated by subtracting from the retirement plans liability the balance of the Retirement Plans Sinking Fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees.

The retirement plans liability represents the present value of the retirement benefits the government will pay to public and parapublic sector employees, taking into account the conditions of their plans and their years of service. This liability stood at $79 870 million as at March 31, 2014.

The government created the RPSF in 1993. As at March 31, 2014, the book value of the RPSF stood at $51 333 million.

Thus, the net retirement plans liability represented $28 537 million as at March 31, 2014.

Net retirement plans liability as at March 31, 2014

(millions of dollars)

Retirement plans liability

Government and Public Employees Retirement Plan (RREGOP)	49 130

Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	11 404

Other plans(1)	19 336

Subtotal	79 870

Less: Retirement Plans Sinking Fund (RPSF)	–51 333

NET RETIREMENT PLANS LIABILITY	28 537
(1)	The liability for the other plans takes into account the assets of the other plans, including those of the Pension Plan of the Université du Québec.

E.5

Employee future benefits liability

The government records in the gross debt the value of its commitments regarding future benefits programs for its employees, namely, programs for accumulated sick leave and for pensions paid to the survivors of government employees. These programs give rise to long-term obligations whose costs are covered in full by the government.

As at March 31, 2014, the employee future benefits liability stood at $1 422 million.

As at March 31, 2014, the value of the sums accumulated to pay for employee future benefits programs (Accumulated Sick Leave Fund and Survivor’s Pension Plan Fund) stood at $1 287 million.

Thus, the net employee future benefits liability was $135 million as at March 31, 2014.

Net employee future benefits liability as at March 31, 2014 (millions of dollars)

Employee future benefits liability

Accumulated sick leave	829

Survivor’s pension plan	408

Université du Québec programs	185

Subtotal	1 422

Less:

Accumulated Sick Leave Fund	–854

Survivor’s Pension Plan Fund	–433

Subtotal	–1 287

NET EMPLOYEE FUTURE BENEFITS LIABILITY	135

E.6

Generations Fund

The Generations Fund was created by the Liberal government in June 2006, through the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund are dedicated solely to repaying the debt.

As at March 31, 2015, the book value of the Generations Fund is expected to be $6 912 million.

The sums accumulated in the Generations Fund are expected to amount to $20 119 million as at March 31, 2020.

Generations Fund
(millions of dollars)

	2014- 2015P	2015- 2016P	2016- 2017P	2017- 2018P	2018- 2019P	2019- 2020P
Book value, beginning of year	5 659	6 912	8 587	10 823	13 588	16 673

Dedicated revenues

Water-power royalties

Hydro-Québec	654	663	678	693	710	724

Private producers	95	93	94	96	97	100

	749	756	772	789	807	824

Indexation of the price of heritage electricity	71	105	175	270	365	470

Other Hydro-Québec contributions	—	—	—	215	215	215

Mining revenues	—	116	171	216	241	276

Specific tax on alcoholic beverages	100	100	500	500	500	500

Unclaimed property	31	25	12	12	12	12

Investment income	302	484	606	763	945	1 149

Total dedicated revenues	1 253	1 586	2 236	2 765	3 085	3 446

Deposit from the accumulated surplus of the Commission des normes du travail	—	89	—	—	—	—

Total deposits	1 253	1 675	2 236	2 765	3 085	3 446

BOOK VALUE, END OF YEAR	6 912	8 587	10 823	13 588	16 673	20 119
P: Preliminary results for 2014-2015 and forecasts for subsequent years.

E.7

❑	Factors responsible for the growth in the gross debt

In 2015-2016, the gross debt is expected to increase by $4 283 million, because of capital investments ($4 186 million) and investments, loans and advances ($1 845 million).

Deposits in the Generations Fund will help to reduce the gross debt by $1 675 million.

CHART E.1

Factors responsible for the growth in the gross debt in 2015-2016

(millions of dollars)

(1)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.

The table on the next page shows the factors responsible for the growth in the government’s gross debt since March 31, 2000.

E.8

TABLE E.3 Factors responsible for the growth in the Québec government’s gross debt
(millions of dollars)
	Debt, beginning of year	Budgetary (surplus) deficit	Closure of Gentilly-2	Investments, loans and advances	Net investment in the networks	(1)	Net capital investments	(2)	Other factors	(3)	Deposits in the Generations Fund	(4)	Total change	Debt, end of year	As a % of GDP
With networks consolidated at modified equity value
2000-2001	116 761	–427		1 701	841		578		1 108				3 801	120 562	52.3
2001-2002	120 562	–22		1 248	934		1 199		–9				3 350	123 912	52.0
2002-2003	123 912	728		1 921	631		1 706		237				5 223	129 135	51.9
2003-2004	129 135	358		1 367	560		1 186		625				4 096	133 231	51.3
2004-2005	133 231	664		1 303	1 486		1 006		–796				3 663	136 894	50.4
2005-2006	136 894	–37		1 488	1 013		1 179		–809				2 834	139 728	49.8
2006-2007	139 728	–109		2 213	1 002		1 177		1 078		–584		4 777	144 505	49.7
2007-2008	144 505	—		2 658	487		1 457		767		–649		4 720	149 225	48.8
2008-2009	149 225	—		966	622		2 448		–28		–719		3 289	152 514	48.6
With networks consolidated line by line(5)
2009-2010	157 630	3 174		1 746			4 226		–2 733		–725		5 688	163 318	51.8
2010-2011	163 318	3 150		2 507			4 923		298		–760		10 118	173 436	52.6
2011-2012	173 436	2 628		1 861			5 071		1 228		–840		9 948	183 384	53.0
2012-2013	183 384	1 600	1 876	659			4 863		445		–961		8 482	191 866	53.7
2013-2014	191 866	2 824		1 349			3 977		–1 497		–1 421		5 232	197 098	54.3
2014-2015	197 098	2 350		2 372			4 244		1 374		–1 253		9 087	206 185	54.9
2015-2016	206 185	—		1 845			4 186		–73		–1 675		4 283	210 468	54.0
2016-2017	210 468	—		1 600			3 264		993		–2 236		3 621	214 089	53.1
2017-2018	214 089	—		2 096			1 802		1 316		–2 765		2 449	216 538	51.9
2018-2019	216 538	—		2 481			1 484		1 072		–3 085		1 952	218 490	50.7
2019-2020	218 490	—		2 178			1 350		1 178		–3 446		1 260	219 750	49.4
(1)

The net investment in the networks includes mainly loans by Financement-Québec to the health and social services and the education networks. Since 2009-2010, these items have been part of net capital investments.

(2)	Investments made under private-public partnership agreements are included in net capital investments.
(3)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.
(4)

Deposits in the Generations Fund in 2013-2014 include $1 121 million in dedicated revenues and $300 million from the accumulated surplus of the Territorial Information Fund. In 2015-2016, deposits in the Generations Fund include $1 586 million in dedicated revenues and $89 million from the accumulated surplus of the Commission des normes du travail.

(5)

The line-by-line consolidation of the health and social services and education networks raised the gross debt by $5 116 million as at March 31, 2009. This amount represents the debt contracted by the networks in their own name. The data prior to 2009-2010 could not be restated and are thus not comparable.

E9

❑	Gross debt burden

Between 1998 and 2009, the government’s gross-debt-to-GDP ratio fell significantly. While the gross debt was equivalent to 57.7% of GDP as at March 31, 1998, this ratio stood at 51.9% as at March 31, 2003 and 48.6% as at March 31, 2009. The line-by-line consolidation of the financial statements of institutions in the health and social services and the education networks with those of the government raised the gross-debt-to-GDP ratio to 50.3% as at March 31, 2009.

The increase in the ratio as of 2009 is due to the growth in capital investments and the 2008-2009 recession. The gross debt burden is expected to decrease as of 2015-2016, once the budget has been balanced.

CHART E.2

Gross debt as at March 31(1)

(as a percentage of GDP)

P:	Preliminary results for 2015 and forecasts for subsequent years.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)

The gross debt takes into account the debt that the health and social services and the education networks have issued in their own name. The data as of 2009 are not comparable with those for prior years since they do not include this debt.

E.10

1.2	Net debt

The net debt is equal to the Québec government’s liabilities less its financial assets. It represents the debt that has funded capital investments and current expenditures. The net debt is obtained by subtracting from the gross debt the government’s financial assets, net of other liabilities.

As at March 31, 2015, the net debt is expected to amount to $190 402 million, or 50.7% of GDP. As a proportion of GDP, the net debt will gradually decline as of 2015-2016, to 42.6% as at March 31, 2020.

TABLE E.4

Factors responsible for the growth in the net debt

(millions of dollars)

	Debt, beginning of year	Budgetary (surplus) deficit	Net capital investments	Other(1)	Generations Fund	Total change	Debt, end of year	As a % of GDP

2013-2014	175 498	2 824	3 977	83	–1 121	5 763	181 261	50.0

2014-2015P	181 261	2 350	4 244	3 800	–1 253	9 141	190 402	50.7

2015-2016P	190 402	—	4 186	—	–1 586	2 600	193 002	49.5

2016-2017P	193 002	—	3 264	—	–2 236	1 028	194 030	48.1

2017-2018P	194 030	—	1 802	—	–2 765	–963	193 067	46.3

2018-2019P	193 067	—	1 484	—	–3 085	–1 601	191 466	44.5

2019-2020P	191 466	—	1 350	—	–3 446	–2 096	189 370	42.6
P:	Preliminary results for 2014-2015 and forecasts for subsequent years.
(1)

For 2013-2014, corresponds to the other comprehensive income items of government enterprises and to changes stemming from inventories and prepaid expenses that are non-financial assets. For 2014-2015, the amount of $3.8 billion corresponds to a provison relative to the adoption of new accounting standards by a government enterprise. This has an impact on the net debt, but does not affect the gross debt.

E.11

1.3	Debt representing accumulated deficits

The debt representing accumulated deficits corresponds to the difference between the Québec government’s liabilities and its financial and non-financial assets as a whole. This debt is calculated by subtracting financial assets, net of other liabilities, as well as non-financial assets from the gross debt.

As at March 31, 2015, the debt representing accumulated deficits is expected to total $124 786 million, or 33.2% of GDP. As a proportion of GDP, the debt representing accumulated deficits will gradually decline as of 2015-2016, to 25.1% as at March 31, 2020.

The following table shows the factors responsible for the growth in the debt representing accumulated deficits since March 31, 2009.

TABLE E.5

Factors responsible for the growth in the debt representing accumulated deficits

(millions of dollars)

	Debt, beginning of year	Budgetary (surplus) deficit	Closure of Gentilly-2	Accounting adjustments(1)	Generations Fund	Total change	Debt, end of year	As a % of GDP

2009-2010	103 433	3 174		3 243	–725	5 692	109 125	34.6

2010-2011	109 125	3 150		431	–760	2 821	111 946	34.0

2011-2012	111 946	2 628		1 486	–840	3 274	115 220	33.3

2012-2013	115 220	1 600	1 876	371	–961	2 886	118 106	33.0

2013-2014	118 106	2 824		80	–1 121	1 783	119 889	33.0

2014-2015P	119 889	2 350		3 800	–1 253	4 897	124 786	33.2

2015-2016P	124 786	—		—	–1 586	–1 586	123 200	31.6

2016-2017P	123 200	—		—	–2 236	–2 236	120 964	30.0

2017-2018P	120 964	—		—	–2 765	–2 765	118 199	28.4

2018-2019P	118 199	—		—	–3 085	–3 085	115 114	26.7

2019-2020P	115 114	—		—	–3 446	–3 446	111 668	25.1

P:	Preliminary results for 2014-2015 and forecasts for subsequent years.
(1)

For 2014-2015, the amount of $3.8 billion corresponds to a provison relative to the adoption of new accounting standards by a government enterprise. This has an impact on the debt representing accumulated deficits, but does not affect the gross debt.

E.12

1.4	Debt reduction objectives

The Québec government has set debt reduction objectives that have been included in the Act to reduce the debt and establish the Generations Fund. For fiscal 2025-2026:

—	the gross debt cannot exceed 45% of GDP;

—	the debt representing accumulated deficits cannot exceed 17% of GDP.

CHART E.3 Gross debt as at March 31	CHART E.4 Debt representing accumulated deficits as at March 31
(as a percentage of GDP)	(as a percentage of GDP)

P:    Preliminary results for 2015, forecasts for 2016 to 2020 and projections for subsequent years.

Note:The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

P: Preliminary results for 2015, forecasts for 2016 to 2020 and projections for subsequent years.

To achieve these debt reduction objectives, the government has the Generations Fund, established in 2006, at its disposal. In addition to the water-power royalties paid by Hydro-Québec and private producers of hydro-electricity,1 the following revenue sources are dedicated to the Generations Fund:

—	the revenue generated by the indexation of the price of heritage electricity;

—	all mining revenues as of 2015-2016;

[1]

The Act to reduce the debt and establish the Generations Fund also provides for the deposit in the Generations Fund of unclaimed property administered by Revenu Québec and income generated by the investment of the sums making up the fund.

E.13

—	an amount of $215 million per year stemming from Hydro-Québec,[2] as of 2017-2018;

—	an amount of $100 million per year, in 2014-2015 and 2015-2016, derived from the specific tax on alcoholic beverages, which will increase to $500 million per year as of 2016-2017.

In addition, the government has decided to deposit in the Generations Fund the accumulated surplus of the Commission des normes du travail, which should amount to $89 million in 2015-2016.

The Generations Fund is expected to amount to $20.1 billion as at March 31, 2020.

TABLE E.6

Generations Fund

(millions of dollars)

	2014- 2015P	2015- 2016P	2016- 2017P	2017- 2018P	2018- 2019P	2019- 2020P

Book value, beginning of year	5 659	6 912	8 587	10 823	13 588	16 673

Dedicated revenues

Water-power royalties

Hydro-Québec	654	663	678	693	710	724

Private producers	95	93	94	96	97	100

	749	756	772	789	807	824

Indexation of the price of heritage electricity	71	105	175	270	365	470

Other Hydro-Québec contributions	—	—	—	215	215	215

Mining revenues	—	116	171	216	241	276

Specific tax on alcoholic beverages	100	100	500	500	500	500

Unclaimed property	31	25	12	12	12	12

Investment income	302	484	606	763	945	1 149

Total dedicated revenues	1 253	1 586	2 236	2 765	3 085	3 446

Deposit from the accumulated surplus of the Commission des normes du travail	—	89	—	—	—	—

Total deposits	1 253	1 675	2 236	2 765	3 085	3 446

BOOK VALUE, END OF YEAR	6 912	8 587	10 823	13 588	16 673	20 119

P:	Preliminary results for 2014-2015 and forecasts for subsequent years.

[2]

Further to the closing of the Gentilly-2 nuclear power plant, the government decided to deposit in the Generations Fund an amount of $215 million per year, from 2017-2018 to 2043-2044, corresponding to the estimate made in 2012 of Hydro-Québec’s annual savings related to the non-refurbishment of the plant.

E.14

1.5      Public sector debt

The public sector debt includes the government’s gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents, and other government enterprises. This debt has served in particular to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2015, Québec’s public sector debt is expected to amount to $274 504 million, or 73.1% of GDP. These figures must be seen in perspective for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

TABLE E.7

Public sector debt as at March 31

(millions of dollars)

	2011	2012	2013	2014	2015	P

Government’s gross debt(1)	173 436	183 384	191 866	197 098	206 185

Hydro-Québec	37 723	38 514	39 631	40 361	41 630

Municipalities(2)	20 307	20 719	21 820	22 622	24 128

Universities other than the Université du Québec and its constituents(3)	1 925	1 797	1 739	1 610	1 610

Other government enterprises(4)	1 363	1 363	1 479	1 142	951

PUBLIC SECTOR DEBT	234 754	245 777	256 535	262 833	274 504

As a % of GDP	71.2	71.1	71.8	72.4	73.1
P:	Preliminary results.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)	These amounts correspond to the long-term debt contracted by municipalities in their own name. Part of this debt is subsidized by the government ($4 144 million as at March 31, 2015).
(3)

These amounts correspond to the debt contracted by universities other than the Université du Québec and its constituents in their own name. Part of this debt is subsidized by the government ($91 million as at March 31, 2015).

(4)	These amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity.

E.15

1.6      Comparison of the debt of governments in Canada

Whether on the basis of gross debt or debt representing accumulated deficits, as a percentage of GDP, Québec is the most heavily indebted province.

As at March 31, 2014, the ratio of Québec’s gross debt to GDP was 54.3%, compared with 45.0% in Ontario, the second most indebted province, and 39.4% in Nova Scotia, which ranks third.

CHART E.5

Gross debt and debt representing accumulated deficits as at March 31, 2014

(as a percentage of GDP)

(1) A negative entry means that the government has accumulated surpluses.

Sources:    Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

The table on the following page shows the debt of the federal government and each province as at March 31, 2014. The boxes indicate the debt concept used by each government in its budget documents to measure its debt level. Some governments use more than one concept.

Contrary to the net debt and the debt representing accumulated deficits, the gross debt cannot be observed directly in the public accounts of the other provinces. However, the public accounts show the components of gross debt, i.e. the consolidated direct debt, the net retirement plans liability and the net employee future benefits liability. Therefore, it is possible to calculate the level of the gross debt according to the same concept used by Québec.

E.16

TABLE E.8

Debt of governments in Canada as at March 31, 2014 according to various concepts

(millions of dollars)
	QC	FED	ON	NS	MB	NB	NL	BC	PEI	SK	AB

Consolidated direct debt	174 085	664 872	308 667	12 991	20 435	10 768	5 066	59 967	1 847	4 986	11 983

Net retirement plans liability	28 537	153 083	–6 610	581	2 038	–1	3 908	214	–420	7 085	11 600

Net employee future benefits liability	135	71 409	10 747	1 855	458	353	2 554	1 870	54	—	—

Generations Fund	–5 659

Gross debt	197 098	889 364	312 804	15 427	22 931	11 120	11 528	62 051	1 481	12 071	23 583

As a % of GDP	54.3	47.0	45.0	39.4	37.4	34.9	32.2	27.0	25.6	14.5	7.0

Less: Financial assets, net of other liabilities	–15 837	–207 050	–45 614	–665	–5 587	521	–2 443	–23 274	618	–7 456	–34 222

Net debt(1)	181 261	682 314	267 190	14 762	17 344	11 641	9 085	38 777	2 099	4 615	–10 639

As a % of GDP	50.0	36.0	38.4	37.7	28.3	36.5	25.4	16.9	36.3	5.5	–3.1

Less: Non-financial assets	–61 372	–70 433	–90 556	–5 613	–10 719	–8 368	–4 148	–40 912	–989	–8 084	–43 232

Debt representing accumulated deficits(1)	119 889	611 881	176 634	9 149	6 625	3 273	4 937	–2 135	1 110	–3 469	–53 871

As a % of GDP	33.0	32.3	25.4	23.4	10.8	10.3	13.8	–0.9	19.2	–4.2	–15.9

Note:    The boxes indicate the debt concept(s) used in the budget documents of the governments concerned.

(1) A negative entry indicates that the government has net assets or an accumulated surplus.

Sources:    Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

E.17

2.	FINANCING AND DEBT MANAGEMENT

2.1	Financing program

Based on preliminary results, the 2014-2015 financing program is expected to reach $21 855 million, up $6 821 million in relation to what was forecast in the June 2014 budget. The upward revision in the financing program is explained, in particular, by $8 952 million in pre-financing.

TABLE E.9

The government’s financing program, 2014-2015P

(millions of dollars)
	June 2014 budget	Revisions	Revised program
GENERAL FUND

Net financial requirements(1),(2)	4 165	524	4 689

Repayments of borrowings	7 701	527	8 228

Change in cash position(3)	–5 610	–195	–5 805

Deposits in the Retirement Plans Sinking Fund(4)	—	1 500	1 500

Transactions under the credit policy(5)	–55	–1 780	–1 835

Additional contributions to the Sinking Fund for borrowings	300	300	600

Subtotal	6 501	876	7 377

Pre-financing	—	8 952	8 952

GENERAL FUND	6 501	9 828	16 329

FINANCING FUND	7 533	–2 007	5 526

Subtotal – General fund and Financing Fund	14 034	7 821	21 855

FINANCEMENT-QUÉBEC	1 000	–1 000	—

TOTAL	15 034	6 821	21 855

Including: repayments of borrowings(6)	12 363	585	12 948
P:	Preliminary results based on borrowings contracted or negotiated as at March 17, 2015.

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1)	These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund.
(2)	Net financial requirements are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to future employee benefits.
(3)	Corresponds to pre-financing for the previous year.
(4)	Deposits in the RPSF are optional. They are recorded in the financing program only once they are made.
(5)

Under the credit policy, which is designed to limit financial risk with respect to counterparties, the government disburses or receives amounts because of movements in exchange rates. These amounts have no effect on the debt.

(6)	These amounts include repayments of borrowings of the general fund ($8 228 million), the Financing Fund ($1 209 million) and Financement-Québec ($3 511 million).

E.19

The financing program is expected to reach $12 215 million in 2015-2016, $19 889 million in 2016-2017 and $16 340 million in 2017-2018.

TABLE E.10

The government’s financing program, 2015-2016 to 2017-2018

(millions of dollars)

	2015-2016F	2016-2017F	2017-2018F
GENERAL FUND

Net financial requirements(1),(2)	1 891	727	1 033

Repayments of borrowings	7 370	10 455	5 996

Change in cash position(3)	–8 952	–4 000	–4 000

Subtotal	309	7 182	3 029

Pre-financing	4 000	4 000	4 000

GENERAL FUND	4 309	11 182	7 029

FINANCING FUND	7 406	8 007	7 911

Subtotal – General fund and Financing Fund	11 715	19 189	14 940

FINANCEMENT-QUÉBEC	500	700	1 400

TOTAL	12 215	19 889	16 340

Including: repayments of borrowings(4)	10 525	14 841	11 130

F:	Forecasts.

Note:  A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1)	These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund.
(2)	Net financial requirements are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to future employee benefits.
(3)	Corresponds to pre-financing for the previous year.
(4)

These amounts include repayments of borrowings, for 2015-2016, 2016-2017 and 2017-2018, of the general fund ($7 370 million, $10 455 million and $5 996 million), the Financing Fund ($1 275 million, $1 278 million and $2 038 million) and Financement-Québec ($1 880 million, $3 108 million and $3 096 million).

E.20

2.2	Financing strategy

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.2.1	Diversification by market

Financing transactions are carried out regularly on most markets, i.e. in Canada, the United States, Europe, Australia and Asia.

From 2004-2005 to 2013-2014, 16.7% of borrowings were contracted in foreign currencies. Nonetheless, the government keeps no exposure of its debt to these currencies (see section 2.5).

In 2014-2015, the government carried out 24.1% of its borrowings on foreign markets, i.e.:

—	one issue of €1 750 million (CAN$2 404 million) in January 2015;

—	one issue of US$1 600 million (CAN$1 788 million) in October 2014;

—	six issues totalling AUS$650 million (CAN$647 million) on various dates;

—	one issue of 375 million CHF (CAN$433 million) in November 2014.

CHART E.6

Borrowings by currency(1)

(per cent)

P:	Preliminary results based on borrowings contracted or negotiated as at March 17, 2015.

(1) Borrowings of the general fund, borrowings for the Financing Fund and borrowings of Financement-Québec.

E.21

2.2.2	Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of bond issues and variable interest rate notes.

In 2014-2015, bond issues represented 82.6% of the instruments used.

CHART E.7

Long-term borrowings contracted in 2014-2015P by instrument

(per cent)

P:  Preliminary results based on borrowings contracted or negotiated as at March 17, 2015.

(1) Business Assistance – Immigrant Investor Program and increase in outstanding Québec Treasury bills.

E.22

2.2.3	Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government’s regular presence on capital markets.

In the case of borrowings contracted in 2014-2015, 20.5% had a maturity of less than 10 years, 55.3% a maturity of 10 years and 24.2% a maturity of 30 years or more.

CHART E.8

Long-term borrowings contracted in 2014-2015P by maturity

(per cent)

P:  Preliminary results based on borrowings contracted or negotiated as at March 17, 2015.

E.23

This diversification by maturity is reflected on the maturity of the debt shown in the following chart. As at March 31, 2015, the average maturity of the debt is expected to be 12 years.

CHART E.9

Maturity of the long-term debt as at March 31, 2015P

(millions of dollars)

P:    Preliminary results.

Note: Direct debt of the general fund, debt issued to make advances to the Financing Fund and debt of Financement-Québec.

E.24

2.3	Pre-financing

The government carries out pre-financing to take advantage of favourable market conditions. These are borrowings that would normally be contracted during the subsequent fiscal year.

In 2014-2015, the government contracted pre-financing of $8 952 million. The average for the past 10 years is $5 081 million per year.

CHART E.10

Pre-financing

(millions of dollars)

P:    Preliminary results.

E.25

2.4	Yield

The yield on the Québec government’s long-term securities is currently about 2.3%, while that on short-term securities is roughly 0.7%.

CHART E.11

Yield on Québec securities

(per cent)

Sources:    PC-Bond and Ministère des Finances du Québec.

In addition, the substantial increase in the spread between the yield on Québec and federal government securities, observed starting in the summer of 2008 during the financial crisis, has narrowed considerably since then. However, the level of the spread has not returned to the levels observed prior to 2008. The same situation has also been observed in the case of the other provinces.

CHART E.12

Yield spread on long-term (10-year) securities

(percentage points)

Source:    PC-Bond.

E.26

2.5	Debt management

The government’s debt management strategy aims to minimize the cost of the debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

❑	Proportion of the gross debt in foreign currency

As at March 31, 2015, the proportion of the government’s gross debt in foreign currency, after taking into account interest rate and currency swap agreements, is expected to be nil. This proportion was also nil as at March 31, 2014 and March 31, 2013.

CHART E.13

Proportion of the gross debt in foreign currency as at March 31

(per cent)

P:    Preliminary results.

Note:    Gross debt including pre-financing.

E.27

❑	Proportion of the gross debt at variable interest rates

The government keeps part of its debt at variable interest rates and part at fixed interest rates.

After taking into account interest rate and currency swap agreements, the proportion of the gross debt at variable interest rates is expected to be 12.6% as at March 31, 2015.

CHART E.14

Proportion of the gross debt at variable interest rates(1) as at March 31

(per cent)

P:  Preliminary results.

Note: Gross debt including pre-financing.

(1)	The debt at variable interest rates includes variable interest rate financial instruments as well as fixed interest rate financial instruments that mature in one year or less.

E.28

2.6	Borrowings contracted

TABLE E.11

Québec government

Summary of long-term borrowings(1) in 2014-2015P

Currency	$ million	%
CANADIAN DOLLAR

Bond issues	12 777	58.5

Variable interest rate notes	2 033	9.3

Savings products	478	2.2

Business Assistance - Immigrant Investor Program	720	3.3

Increase in outstanding Québec Treasury bills	575	2.6

Subtotal	16 583	75.9

OTHER CURRENCIES

Euro	2 404	11.0

US dollar	1 788	8.2

Australian dollar	647	2.9

Swiss franc	433	2.0

Subtotal	5 272	24.1
TOTAL	21 855	100.0

P: Preliminary results based on borrowings contracted or negotiated as at March 17, 2015.

(1)	The amounts include the borrowings of the general fund, the borrowings for the Financing Fund and the borrowings of Financement-Québec.

E.29

TABLE E.12

Québec government
Borrowings contracted in 2014-2015 – General fund and Financing Fund
Amount received in Canadian dollars(1)	Face value in foreign currency	Interest rate(2)		Date of issue	Date of maturity	Price to investor	Yield to investor(3)
(millions)		(%)				($)	(%)
518	—	3.75		May 7	2024-09-01	103.683	3.325
461	—	3.50		May 13	2045-12-01	92.160	3.936
521	—	3.75		May 16	2024-09-01	104.154	3.271
2 033	—	Variable	(4)	May 21	2019-08-21	100.000	Variable	(5)
467	—	3.50		May 30	2045-12-01	93.470	3.860
527	—	3.75		June 3	2024-09-01	105.323	3.138
525	—	3.75		June 23	2024-09-01	104.951	3.177
473	—	3.50		June 30	2045-12-01	94.645	3.793
532	—	3.75		August 18	2024-09-01	106.494	2.996
486	—	3.50		August 26	2045-12-01	97.140	3.654
100	AUS$100	4.20		September 10	2025-03-10	99.622	4.245
530	—	3.75		September 12	2024-09-01	105.907	3.058
482	—	3.50		September 16	2045-12-01	96.402	3.695
120	AUS$125	4.20		September 18	2025-03-10	97.372	4.518
167	AUS$175	4.20		September 24	2025-03-10	96.949	4.570
1 788	US$1 600	2.875		October 16	2024-10-16	99.192	2.969
534	—	3.75		October 28	2024-09-01	106.841	2.944
486	—	3.50		November 10	2045-12-01	97.207	3.651
485	—	3.50		November 18	2045-12-01	96.973	3.664
433	375 CHF	0.75	(6)	November 21	2024-11-21	99.712	0.780	(7)
536	—	3.75		November 21	2024-09-01	107.152	2.904
492	—	3.50		November 24	2045-12-01	98.434	3.584
503	—	5.00		December 8	2041-12-01	125.847	3.510
539	—	3.75		December 9	2024-09-01	107.780	2.829
49	AUS$50	4.20		December 16	2025-03-10	101.703	3.995
503	—	2.75		January 12	2025-09-01	100.504	2.695
501	—	2.75		January 13	2025-09-01	100.274	2.720
2 404	€1 750	0.875	(6)	January 15	2025-01-15	99.278	0.951	(7)
328	—	3.50		January 16	2022-12-01	109.168	2.224
105	AUS$100	4.20		January 30	2025-03-10	106.813	3.398

E.30

TABLE E.12 (cont.)

Québec government
Borrowings contracted in 2014-2015 – General fund and Financing Fund

Amount received in Canadian dollars(1)		Face value in foreign currency		Interest rate(2)	Date of issue	Date of maturity	Price to investor	Yield to investor(3)
(millions)				(%)			($)	(%)
337			—	3.50	January 30	2022-12-01	112.447	1.790

522			—	2.75	February 2	2025-09-01	104.393	2.280

106		AUS$	100	4.20	February 17	2025-03-10	109.782	3.063

409			—	5.00	February 23	2041-12-01	136.394	3.010

553			—	3.50	February 24	2045-12-01	110.509	2.976

527			—	2.75	March 3	2025-09-01	105.456	2.166

478	(8)		—	Various	Various	Various	Various	Various

720	(9)		—	Zero coupon	Various	Various	Various	Various

575	(10)		—	Various	Various	Various	Various	Various
21 855

Note: Borrowings	contracted or negotiated as at March 17, 2015.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is determined on the basis of interest payable semi-annually except if another frequency is indicated in a note.
(4)	Interest payable quarterly.
(5)	Yield to investor is determined on the basis of interest payable quarterly.
(6)	Interest payable annually.
(7)	Yield to investor is determined on the basis of interest payable annually.
(8)	Savings products issued by Épargne Placements Québec.
(9)	Business Assistance – Immigrant Investor Program.
(10)	This amount corresponds to an increase in outstanding Québec Treasury bills.

E.31

TABLE E.13

Borrowings contacted in 2014 by Hydro-Québec
Amount received in Canadian dollars(1)	Face value in foreign currency	Interest rate(2)		Date of issue	Date of maturity	Price to investor	Yield to investor(3)
(millions)		(%)				($)	(%)
12	—	3.308		March 7	2024-03-07	100.000	3.308
9	—	Zero coupon		April 24	2017-04-15	95.018	1.731
1 000	—	Variable	(4)	August 28	2019-12-01	100.000	Variable	(5)
540	—	4.000		November 4	2055-02-15	108.041	3.619
1 561
Note: Borrowings	contracted from January 1 to December 31, 2014.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is determined on the basis of interest payable semi-annually except if another frequency is indicated in a note.
(4)	Interest payable quarterly.
(5)	Yield to investor is determined on the basis of interest payable quarterly.

E.32

3.	INFORMATION ON THE RETIREMENT PLANS AND ON FUNDS DEPOSITED BY THE MINISTÈRE DES FINANCES WITH THE CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

3.1	Retirement plans

The Québec government participates financially in the retirement plans of its employees. These plans had 586 524 active participants and 339 228 beneficiaries as at December 31, 2013.

TABLE E.14

Retirement plans of public and parapublic sector employees as at December 31, 2013
	Active participants	Beneficiaries

Government and Public Employees Retirement Plan (RREGOP)	538 360	236 028

Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	29 118	27 575

Other plans:

– Teachers Pension Plan (TPP)(1) and Pension Plan of Certain Teachers (PPCT)(1)	81	44 344

– Civil Service Superannuation Plan (CSSP)(1)	24	19 857

– Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 800	4 990

– Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 650	1 753

– Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts (PPJCQM)	291	361

– Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)(2)	173	166

– Pension Plan of the Members of the National Assembly (PPMNA)	118	413

– Pension Plan of the Université du Québec (PPUQ)	8 909	3 741

Total for other plans	19 046	75 625
TOTAL	586 524	339 228

(1) These plans have not accepted any new participants since July 1, 1973.

(2) This plan has not accepted any new participants since it came into effect on January 1, 1992.

Source: 2013-2014 Public Accounts.

E.33

❑	Summary description of the retirement plans

The retirement plans of public and parapublic sector employees are defined benefit retirement plans. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension usually represents 2% of an employee’s average income per year of service. Benefits are partially indexed to inflation.

RREGOP and PPMP, which account for nearly 97% of active participants, are cost-sharing plans: the government is responsible for paying 50% of the benefits, and the participants are responsible for paying the other 50%.3

Most of the other retirement plans are cost-balance plans. The government covers the cost of these plans, net of contributions paid by participants.

The Commission administrative des régimes de retraite et d’assurances (CARRA) is responsible for administering the retirement plans.4

TABLE E.15

Change in the employee contribution rate of certain retirement plans
(per cent)
	RREGOP(1)	PPMP(2)	SPMSQ(3)	PPPOCS(4)
2004	5.35	4.50	8 / 6.2 / 8	4.0
2005	7.06	7.78	8 / 6.2 / 8	4.0
2006	7.06	7.78	8 / 6.2 / 8	4.0
2007	7.06	7.78	8 / 6.2 / 8	4.0
2008	8.19	10.54	8 / 6.2 / 8	4.0
2009	8.19	10.54	8 / 6.2 / 8	4.0
2010	8.19	10.54	8 / 6.2 / 8	4.0
2011	8.69	11.54	8 / 6.2 / 8	4.0
2012	8.94	12.30	8 / 6.2 / 8	4.0
2013	9.18	12.30	8 / 6.2 / 8	6.5
2014	9.84	14.38	8 / 6.2 / 8	8.3
2015	10.50	14.38	8 / 6.2 / 8	9.3
(1)	For 2004 to 2012, rate applicable to the excess of 35% of maximum pensionable earnings (MPE), which is determined by the Régie des rentes du Québec (RRQ). The contribution formula as of 2012 was changed at the time of the collective agreements’ renewal. For 2012, the rate applies to the excess of 33% of the MPE. For 2013, the rate applies to the excess of 31% of the MPE. For 2014, the rate applies to the excess of 29% of the MPE. For 2015, the rate applies to the excess of 27% of the MPE. In 2015, the MPE is $53 600.
(2)	Rate applicable to the excess of 35% of the MPE.
(3)	Rate applicable up to the annual basic exemption of the RRQ ($3 500) / rate applicable to the excess up to the amount of the MPE / rate applicable to the excess of the MPE.
(4)	Rate applicable to the excess of 25% of the employee’s salary or of 25% of the MPE if it is lower.

[3]	This cost-sharing formula has been in effect since July 1, 1982. Previously, the government was responsible for payment of 7/12 of the benefits (58.3%).
[4]	Except for the Pension Plan of the Université du Québec (PPUQ).

E.34

❑	Changes in 2010

In 2010, the government modified RREGOP and the PPMP to enable participants to accumulate up to 38 years of service. This change, which was agreed upon during the latest renewal of the collective agreements with government employees, was aimed at ensuring that employees nearing the end of their career stay longer in the labour market, thus facilitating the transfer of expertise.

The PPMP was also modified with the adoption of Bill 58 by the National Assembly in 2012. The changes included in the Bill were the product of consultations with participant representatives and included several amendments fostering the financial health of the PPMP. In particular, the pension eligibility criteria were tightened. Since January 1, 2013, new participants must complete an additional five-year period of membership in the plan for their retirement benefit to be calculated in accordance with the provisions of the PPMP. In addition, the reduction of the benefit for early retirement was increased.

3.1.1	Retirement plans liability

In its financial statements, the government discloses the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans as well as their years of service. This value is called the retirement plans liability. It does not take into account the sums accumulated to pay retirement benefits, particularly the Retirement Plans Sinking Fund (RPSF), which will be discussed later on.

The actuarial valuations of the liability of the various retirement plans are carried out by the CARRA,5 following the rules of the Canadian Institute of Actuaries (CIA) and the Chartered Professional Accountants of Canada (CPA Canada) for the public sector.

As at March 31, 2014, the liability for the retirement plans of public and parapublic sector employees stood at $79 870 million (net of the plans’ assets). This amount is recognized in the government’s gross debt.

[5]	Except in the case of the PPUQ, whose liability valuation is performed by a private-sector actuarial firm.

E.35

TABLE E.16

Retirement plans liability
(millions of dollars)
March 31, 2014

Government and Public Employees Retirement Plan (RREGOP)	49 130

Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	11 404

Other plans:

– Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	11 288

– Civil Service Superannuation Plan (CSSP)	3 691

– Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	3 776

– Pension Plan of the Université du Québec (PPUQ)	3 180

– Pension Plan of Peace Officers in Correctional Services (PPPOCS)	755

– Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts (PPJCQM)	556

– Pension Plan of the Members of the National Assembly (PPMNA)	189

– Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	138

– Plans’ assets(1)	-4 237

Total for other plans	19 336
RETIREMENT PLANS LIABILITY	79 870
(1)	Plans’ assets, particularly those of the PPFEQ, SPMSQ and PPUQ.

E.36

❑	Annual retirement plans expenditure

Every year, the government also records its expenditure as an employer with regard to the retirement plans. This expenditure comprises two components:

—

the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, net of contributions paid, i.e. $2 129 million in 2013-2014;

—	the amortization of revisions to the government’s actuarial obligations arising from previous updates of actuarial valuations, for a cost of $793 million in 2013-2014.

In 2013-2014, government spending in respect of the retirement plans thus stood at $2 922 million.

TABLE E.17

Spending in respect of the retirement plans
(millions of dollars)
2013-2014
Net cost of vested benefits	2 129
Amortization of revisions stemming from actuarial valuations	793
SPENDING IN RESPECT OF THE RETIREMENT PLANS	2 922

E.37

3.1.2	Retirement Plans Sinking Fund

The Retirement Plans Sinking Fund (RPSF) is an asset that was created in 1993 for the purpose of paying the retirement benefits of public and parapublic sector employees.

As at March 31, 2015, the RPSF’s book value is expected to reach $55 263 million.

TABLE E.18

Change in the Retirement Plans Sinking Fund (RPSF)
(millions of dollars)
	Book value, beginning of year		Deposits	Imputed investment income	Book value, end of year
1993-1994	—		850	4	854
1994-1995	854		—	-5	849
1995-1996	849		—	74	923
1996-1997	923		—	91	1 014
1997-1998	1 095	(1)	—	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 230	22 563
2006-2007	22 437	(1)	3 000	1 440	26 877
2007-2008	26 877		3 000	1 887	31 764
2008-2009	31 749	(2)	2 100	2 176	36 025
2009-2010	36 025		—	2 175	38 200
2010-2011	38 200		2 000	2 065	42 265
2011-2012	42 265		1 000	2 087	45 352
2012-2013	45 352		1 000	1 992	48 344
2013-2014	48 344		1 000	1 989	51 333
2014-2015P	51 333		1 500	2 430	55 263
P:	Preliminary results.
(1)	These amounts take into account restatements arising from the government accounting reforms of 1997-1998 and 2006-2007.
(2)	This amount takes into account an adjustment arising from consideration of the expected average remaining service life (EARSL) of participants in the PPMP.

E.38

The information on the RPSF shown in the preceding table is based on the government’s accounting policies, which are in full compliance with generally accepted accounting principles (GAAP) for Canada’s public sector.

The book value of the RPSF as at March 31, 2015 is expected to be higher than its market value. However, the difference between these two items has decreased substantially in recent years. As a result of the accounting policies, the difference will be fully amortized in the coming years. In addition, the financial impact of gradually amortizing the difference is fully incorporated into the government’s financial framework over the entire planning horizon. Section 3.4 describes these items in greater detail.

The government’s accounting policies apply when the return on the RPSF is higher than anticipated as well as when it is lower.

TABLE E.19

Book value and market value of the Retirement Plans Sinking Fund as at March 31
(millions of dollars)
	Book value	Market value	Difference
1994-1995	849	831	18
1995-1996	923	954	-31
1996-1997	1 014	1 095	-81
1997-1998	1 179	1 321	-142
1998-1999	2 209	2 356	-147
1999-2000	5 040	5 703	-663
2000-2001	7 059	7 052	7
2001-2002	10 199	9 522	677
2002-2003	11 840	9 240	2 600
2003-2004	14 204	12 886	1 318
2004-2005	18 333	17 362	971
2005-2006	22 563	23 042	-479
2006-2007	26 877	28 859	-1 982
2007-2008	31 764	32 024	-260
2008-2009	36 025	25 535	10 490
2009-2010	38 200	29 559	8 641
2010-2011	42 265	35 427	6 838
2011-2012	45 352	38 222	7 130
2012-2013	48 344	42 562	5 782
2013-2014	51 333	49 034	2 299
2014-2015P	55 263	54 433	830
P:	Preliminary results.

E.39

❑	Amounts deposited in the RPSF have no impact on the gross debt

The government issues bonds on financial markets in order to make deposits in the RPSF. Nevertheless, the amounts deposited in the RPSF do not affect the government’s gross debt.

Even though the borrowings contracted to make deposits increase the direct debt, these deposits in turn reduce the net retirement plans liability by the same amount. Therefore, the net impact on the gross debt is nil.

TABLE E.20

Illustration of the impact on the government’s gross debt of borrowing $1 billion on financial markets in order to deposit it in the RPSF(1)
(millions of dollars)
		Before deposit	After deposit	Change
(A)	Consolidated direct debt	174 085	175 085	1 000
	Retirement plans liability	79 870	79 870	—
	Less: Book value of the RPSF	-51 333	-52 333	-1 000

(B)	Net retirement plans liability	28 537	27 537	-1 000
(C)	Net employee future benefits liability	135	135	—
(D)	Less: Generations Fund	-5 659	-5 659	—
(E)	GROSS DEBT (E = A + B + C + D)	197 098	197 098	—
(1)	Illustration based on results as at March 31, 2014.

E.40

❑	A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. Indeed, the rates of return on funds managed by the Caisse de dépôt et placement du Québec (the Caisse) are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

Since the RPSF was created, the return obtained by the Caisse has been higher than the cost of new borrowings by the government 16 years out of 21.

TABLE E.21

Comparison of the RPSF’s annual return and the Québec government’s borrowing costs

(per cent, on a calendar year basis)
	Return of the RPSF		Cost of new borrowings(1)	Difference (percentage points)
1994	-3.3	(2)	9.2	-12.5
1995	17.0		8.9	8.1
1996	16.1		7.7	8.4
1997	13.4		6.5	6.9
1998	10.4		5.8	4.6
1999	15.3		6.0	9.3
2000	7.2		6.5	0.7
2001	-4.7		6.1	-10.8
2002	-8.5		5.8	-14.3
2003	14.9		5.2	9.7
2004	11.4		5.0	6.4
2005	13.5		4.5	9.0
2006	13.5		4.6	8.9
2007	5.2		4.7	0.5
2008	-25.6		4.5	-30.1
2009	10.7		4.4	6.3
2010	13.4		4.1	9.3
2011	3.5		3.7	-0.2
2012	9.4		3.0	6.4
2013	12.6		3.3	9.3
2014	11.9		3.2	8.7

(1) The government’s borrowing costs correspond to the yield on 10-year maturity Québec bonds.

(2) From February to December 1994.

Source:    PC-Bond for the yield on 10-year maturity Québec bonds.

E.41

❑	A flexible deposit policy

In December 1999, as part of the agreement concluded for the renewal of its employees’ collective agreements, the government set the objective that the book value of the amounts accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the necessary flexibility in applying this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

As at March 31, 2015, the RPSF’s book value is expected to represent 62% of the government’s actuarial obligations in regard to the retirement plans of public and parapublic sector employees. If deposits of $1 billion per year were made in the RPSF, the objective of 70% should be attained two years earlier than anticipated, i.e. in 2017-2018.

CHART E.15

RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees

(per cent)

E.42

3.2	Generations Fund

The following table shows the book and market values of the Generations Fund since its creation. As at March 31, 2015, the market value of the Generations Fund is expected to be higher than its book value.

TABLE E.22

Book value and market value of the Generations Fund as at March 31

(millions of dollars)
	Book value	Market value	Difference
2006-2007(1)	584	576	8
2007-2008	1 233	1 147	86
2008-2009	1 952	1 598	354
2009-2010	2 677	2 556	121
2010-2011	3 437	3 524	–87
2011-2012	4 277	4 375	–98
2012-2013	5 238	5 550	–312
2013-2014	5 659	6 299	–640
2014-2015P	6 912	7 749	–837

P:	Preliminary results.
(1)	The first deposit in the Generations Fund was made on January 31, 2007.

Since the first deposit was made in the Generations Fund in January 2007, the return has been higher than the cost of new borrowings by the government seven years out of eight.

TABLE E.23

Comparison of the Generations Fund’s annual return and the Québec government’s borrowing costs

(per cent, on a calendar year basis)
	Return of the Generations Fund		Cost of new borrowings(1)	Difference (percentage points)
2007	5.6	(2)	4.7	0.9
2008	–22.4		4.5	–26.9
2009	11.3		4.4	6.9
2010	12.3		4.1	8.2
2011	4.0		3.7	0.3
2012	8.4		3.0	5.4
2013	12.0		3.3	8.7
2014	11.7		3.2	8.5
(1)	The government’s borrowing costs correspond to the yield on 10-year maturity Québec bonds.
(2)	Return realized from February to December 2007, since the first deposit was made in the Generations Fund on January 31, 2007.

Source:    PC-Bond for the yield on 10-year maturity Québec bonds.

E.43

3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances

In 2014, the return on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec was 11.93% for the RPSF, 11.67% for the Generations Fund and 11.90% for the Accumulated Sick Leave Fund. The investment policy of these funds is presented in the box on page E.48.

TABLE E.24

Market value and return in 2014 on funds deposited with the Caisse de dépôt et placement du Québec by the Ministère des Finances

	Return	Market value as at December 31, 2014
	(%)	($ million)
Retirement Plans Sinking Fund	11.93	53 433
Generations Fund	11.67	7 462
Accumulated Sick Leave Fund	11.90	942

3.3.1	Retirement Plans Sinking Fund

The RPSF posted a return of 11.93% in 2014. Its market value was $53 433 million as at December 31, 2014.

The assets of the RPSF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the RPSF consists of 35.75% fixed-income securities (bonds, real estate debt, etc.), 16.0% inflation-sensitive investments (real estate and infrastructure) and 48.25% equities. These weightings are similar to those used on average by the Caisse’s depositors as a whole.

E.44

TABLE E.25

Investment policy of the RPSF as at January 1, 2015

(per cent)
	Benchmark portfolio of the RPSF	Average benchmark portfolio of depositors as a whole(1)
Fixed-income securities	35.75	34.6
Inflation-sensitive investments	16.00	16.9
Equities	48.25	46.5
Other investments	—	2.0
TOTAL	100.00	100.0

(1)  Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

With its investment policy, the RPSF should generate an annual return of 6.45%. It is important to note that the RPSF’s investment policy is based on a long-term horizon and constitutes the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the RPSF’s assets, particularly to take fluctuations in the economic and financial situation into account. The RPSF’s benchmark portfolio would have generated a return of 11.25% in 2014.

E.45

3.3.2	Generations Fund

The Generations Fund posted a return of 11.67% in 2014. Its market value was $7 462 million as at December 31, 2014.

The assets of the Generations Fund are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the Generations Fund consists of 41.0% fixed-income securities (bonds, real estate debt, etc.), 14.0% inflation-sensitive investments (real estate and infrastructure) and 45.0% equities.

TABLE E.26

Investment policy of the Generations Fund as at January 1, 2015

(per cent)

	Benchmark portfolio of the Generations Fund	Average benchmark portfolio of depositors as a whole(1)

Fixed-income securities	41.0	34.6

Inflation-sensitive investments	14.0	16.9

Equities	45.0	46.5

Other investments	—	2.0

TOTAL	100.0	100.0

(1)  Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

The investment policy of the Generations Fund aims to achieve a long-term annual return of 6.45%. It is important to note that the investment policy of the Generations Fund is based on a long-term horizon and is the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the Generations Fund’s assets, particularly to take fluctuations in the economic and financial situation into account. The benchmark portfolio of the Generations Fund would have generated a return of 11.05% in 2014.

E.46

3.3.3	Accumulated Sick Leave Fund

The Accumulated Sick Leave Fund (ASLF) posted a return of 11.90% in 2014. Its market value was $942 million as at December 31, 2014.

The assets of the ASLF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. The ASLF’s investment policy is identical to that of the RPSF. The ASLF’s benchmark portfolio would have generated a return of 11.25% in 2014.

E.47

Comparison of investment policies

Investment policies as at January 1, 2015
(per cent)
Specialized portfolios	RPSF and ASLF	Generations Fund	Average benchmark portfolio of depositors as a whole(1)

Short-Term Investments	1.0	1.0	1.1

Bonds	28.75	34.0	27.0

Long-Term Bonds	0.0	0.0	1.0

Real Estate Debt	6.0	6.0	5.5

Total – Fixed Income	35.75	41.0	34.6

Real Return Bonds	0.0	0.0	0.6

Infrastructure	5.0	4.5	4.9

Real Estate	11.0	9.5	11.4

Total – Inflation-Sensitive Investments	16.0	14.0	16.9

Canadian Equity	11.75	10.0	11.4

Global Equity	—	—	2.0

Global Quality Equity	10.5	10.0	6.6

US Equity	4.5	5.0	5.5

Foreign Equity (EAFE)	4.5	5.0	5.3

Emerging Markets Equity	5.0	5.0	5.0

Private Equity	12.0	10.0	10.7

Total – Equity	48.25	45.0	46.5

Hedge Funds	—	—	2.0

Total – Other Investments	0.0	0.0	2.0

TOTAL	100.0	100.0	100.0

RPSF:	Retirement Plans Sinking Fund.
ASLF:	Accumulated Sick Leave Fund.
EAFE:	Europe, Australasia, Far East.

(1)  Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

E.48

3.4	Interest on the retirement plans liability

The government records an interest charge on the retirement plans liability. This stems from the fact that, historically, it decided to manage its contributions to the retirement plans of its employees internally rather than have an external fund manage them. This reduced borrowings on financial markets and growth in the direct debt. On the other hand, the commitments in respect of the retirement plans of government employees are shown as a liability and the government must record an interest charge calculated on the value of the actuarial obligations in respect of these plans. However, the investment income of the RPSF must be subtracted from this amount. The interest charge on the retirement plans liability is included in the government’s debt service.

TABLE E.27

Interest on the retirement plans liability

(millions of dollars)
2013-2014
Interest on the actuarial obligations relating to the retirement plans(1)	5 353
Less: Investment income of the RPSF	–1 989
INTEREST ON THE RETIREMENT PLANS LIABILITY	3 364

(1)  Net of the income of specific funds of the plans.

The returns realized by the Caisse on the RPSF are taken into account in the government’s balance sheet and results by applying the accounting policy adopted in the wake of the December 2007 reform of government accounting, in accordance with generally accepted accounting principles (GAAP).

When determining a government’s retirement benefit liability and expense, plan assets would be valued at market-related values. Under this method, plan assets are recorded at market value or they are adjusted to market value over a period not to exceed five years. Values adjusted to market closely approximate current economic value in a manner that can minimize short-term fluctuations. Market-related values would be used because they are objective and verifiable. Once a basis of valuation is chosen it would be applied consistently.6

[6]	CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .035.

E.49

Under the accounting policy, the “adjusted market value” of the RPSF is adjusted every year based on realized returns. If, for a given year, the realized return differs from the anticipated long-term return, the difference between the two is spread over five years. All other things being equal, this means that the adjusted market value and the market value will converge over a five-year period. It is important to note that this method is applied when returns are higher than expected as well as when they are lower.7

In addition, the differences between the realized and expected return, which are spread over five years, are taken into account in RPSF income by amortizing them over a period of about 14 years, that is, the expected average remaining service life (EARSL) of retirement plan participants.8 This amortization mechanism and the period used are prescribed by GAAP.9

[7]	Before the accounting reform of 2007, the value of the RPSF was adjusted only once every three years, that is, when actuarial valuations were carried out. Since the reform, it is adjusted every year.
[8]

As with recognition of the retirement plans liability, the RPSF accounting method draws a distinction between the Pension Plan of Management Personnel (PPMP) and the other plans. The EARSL under the PPMP is 10 years compared with 15 years under the other plans.

[9]

“…actuarial gains and losses should be amortized to the liability or asset and the related expense in a systematic and rational manner over the expected average remaining service life of the related employee group.” CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .062. For the purposes of retirement assets, CPA Canada defines actuarial gains (losses) as changes in the value of plan assets that are caused notably by variances between actual results and projected results.

E.50

4.	CREDIT RATINGS

4.1	The Québec government’s credit ratings

A borrower’s credit rating measures its capacity to pay the interest on its debt and repay the principal at maturity. To establish the credit rating of a borrower like the Québec government, credit rating agencies analyze a series of economic, fiscal and financial factors. Among the main factors are the size, structure and vitality of the economy, the situation on the labour market, fiscal competitiveness, the public finance situation and indebtedness.

To express the quality of a borrower’s credit, credit rating agencies use rating scales, namely, a scale for long-term debt and a scale for short-term debt.

E.51

The following table shows the rating scales used by agencies for long-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.28

Credit rating scales for long-term debt

Definition	Moody’s	Standard & Poor’s	DBRS	Fitch	Japan Credit Rating Agency

Extremely strong capacity to pay interest and repay principal.	Aaa	AAA	AAA	AAA	AAA

Very strong capacity to pay interest and repay principal.	Aa1 Aa2 Aa3	AA+ AA AA–	AA (high) AA AA (low)	AA+ AA AA–	AA+ AA AA–

Strong capacity to pay interest and repay principal, despite greater sensitivity to economic conditions than levels AAA and AA.	A1 A2 A3	A+ A A–	A (high) A A (low)	A+ A A–	A+ A A–

Adequate capacity to pay interest and repay principal. Difficult economic conditions may reduce this capacity.	Baa1 Baa2 Baa3	BBB+ BBB BBB–	BBB (high) BBB BBB (low)	BBB+ BBB BBB–	BBB+ BBB BBB–

Uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	Ba1 Ba2 Ba3	BB+ BB BB–	BB (high) BB BB (low)	BB+ BB BB–	BB+ BB BB–

Very uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	B1 B2 B3	B+ B B–	B (high) B B (low)	B+ B B–	B+ B B–

E.52

Agencies add an “outlook” to the rating that indicates the trend the credit rating may follow in the future. The outlook may be positive, stable or negative. In the case of Québec, all of the agencies assign a “stable” outlook to its credit rating, except for Fitch which has assigned a “negative” outlook since December 2013, following the postponement of the return to a balanced budget to 2015-2016, announced in November 2013.

TABLE E.29

The Québec government’s credit ratings
Credit Rating Agency	Credit Rating	Outlook
Moody’s	Aa2	Stable
Standard & Poor’s (S&P)	A+	Stable
DBRS	A (high)	Stable
Fitch	AA-	Negative
Japan Credit Rating Agency (JCR)	AA+	Stable

E.53

The following table shows the rating scales used by agencies for short-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.30

Credit rating scales for short-term debt(1)

Definition	Moody’s	Standard & Poor’s	DBRS	Fitch
Very strong capacity to pay interest and repay principal over the short term.	P-1	A-1+ A-1	R-1 (high) R-1 (middle) R-1 (low)	F1+ F1

Very adequate capacity to pay interest and repay principal over the short term, despite greater sensitivity to economic conditions than the upper level.	P-2	A-2	R-2 (high)	F2

Adequate capacity to pay interest and repay principal over the short term. Difficult economic conditions may reduce this capacity.	P-3	A-3	R-2 (middle) R-2 (low) R-3	F3

Uncertain capacity to pay interest and repay principal over the short term. Securities in this category are considered speculative securities.	Not Prime(2)	B-1 B-2 B-3 C	R-4 R-5	B C

Incapacity to pay interest and repay principal over the short term. Securities in this category are considered default securities.	Not Prime(2)	D	D	D

(1) JCR does not assign a short-term credit rating to Québec.

(2) Moody’s uses the “Not Prime” category for all securities not included in the upper categories.

E.54

❑	Change in Québec’s credit ratings

The following charts show the change in the Québec government’s credit ratings. The credit ratings for 2015 are those in effect as at March 17, 2015.

CHART E.16

Credit rating assigned to Québec by Moody’s

CHART E.17

Credit rating assigned to Québec by Standard & Poor’s

E.55

CHART E.18

Credit rating assigned to Québec by DBRS

(1) The credit rating was raised from A (low) to A on June 14, 2000.

CHART E.19

Credit rating assigned to Québec by Fitch

Note:    Fitch has assigned Québec a credit rating since 2002.

E.56

CHART E.20

Credit rating assigned to Québec by JCR

E.57

4.2	Comparison of the credit ratings of the Canadian provinces

The following charts show the credit ratings of the Canadian provinces as at March 17, 2015. No chart is given for JCR since Québec is the only province that receives a credit rating from that agency.

CHART E.21

Credit rating of the Canadian provinces – Moody’s

(1) Negative outlook.

CHART E.22 Credit rating of the Canadian provinces – Standard & Poor’s

(1) Negative outlook.

E.58

CHART E.23

Credit rating of the Canadian provinces – DBRS

CHART E.24

Credit rating of the Canadian provinces – Fitch

Note:	British Columbia, Saskatchewan, Ontario and Québec are the only provinces that receive credit ratings from this agency.
(1)	Negative outlook.

E.59